Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of AppHarvest, Inc. (f/k/a Novus Capital Corporation) on Form S-1 of our report dated January 29, 2021, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit of the financial statements of Novus Capital Corporation as of December 31, 2020 and for the period from March 5, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on January 29, 2021 and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the period after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

February 10, 2021